UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 17, 2012

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	001-34084	66-0667416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Munoz Rivera Avenue Hato Rey, Puerto Rico		00918
(Address of principal executive offices)		(Zip Code)

(787) 765-9800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Carib Latam Holdings, Inc. Stockholder Agreement

As described more fully in Item 8.01 below, on April 17, 2012, EVERTEC, Inc., in which Popular, Inc. (“Popular”) holds an indirect interest, undertook several restructuring transactions in order to take advantage of recent changes to the Puerto Rico Internal Revenue Code, as amended. In addition, Popular; AP Carib Holdings, Ltd. (“AP Carib”), a subsidiary of a fund managed by an affiliate of Apollo Management VII, L.P.; and the other indirect holders of EVERTEC, Inc. contributed their respective shares of capital stock of Carib Holdings, Inc. (“Holdings”), the parent company of EVERTEC, Inc., to Carib Latam Holdings, Inc. (“Latam Holdings”) in exchange for an identical amount of capital stock of Latam Holdings. In connection with the transactions described in Item 8.01 below, on April 17, 2012, a Stockholder Agreement was entered into among Latam Holdings, Popular, AP Carib, and the other holders party thereto (the “Stockholder Agreement”) that will govern the corporate governance and operation of Latam Holdings. The terms and rights of each of Popular, AP Carib and the other holders party thereto are substantially the same as each party’s rights under the existing Stockholder Agreement, dated as of September 30, 2010 and as amended from time to time, among Holdings, AP Carib, Popular and the other holders party thereto (the “Holdings Stockholder Agreement”), which governed the corporate governance and operations of Holdings, and which is no longer in effect as described in Item 1.02 below. Each of AP Carib and Popular will have limited pre-emptive rights and will be restricted from selling its interests in Latam Holdings as described in the Stockholder Agreement, and each of AP Carib and Popular will have limited consent rights over the payment of dividends with the proceeds of indebtedness.

The foregoing description of the Stockholder Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as an exhibit hereto and is fully incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the transaction described in Item 8.01 below, on April 17, 2012, each of AP Carib and Popular contributed their respective shares of Holdings capital stock in exchange for an identical amount of capital stock of Latam Holdings. Popular was party to the Holdings Stockholder Agreement. The Stockholder Agreement amends, restates and supersedes the Holdings Stockholder Agreement in its entirety.

Item 8.01.	Other Events.

On April 17, 2012, EVERTEC, Inc. converted from a Puerto Rico corporation to a Puerto Rico limited liability company by the filing of a Certificate of Conversion and a Certificate of Formation with the Department of State of Puerto Rico (the “Conversion”), which also resulted in its name changing from “EVERTEC, Inc.” to “EVERTEC, LLC” (“EVERTEC”). EVERTEC undertook the Conversion in order to take advantage of recent changes to the Puerto Rico Internal Revenue Code, as amended, that permit limited liability companies to be treated as partnerships that are pass-through entities for Puerto Rico tax purposes, thereby improving the consolidated tax efficiency of EVERTEC and its subsidiaries. As a result of the Conversion and the other transactions described below, EVERTEC will receive the benefit of at least $30 million of net operating losses and certain other tax attributes for Puerto Rico income tax purposes that prior to the Conversion and change in tax law were available to EVERTEC’s parent but not to EVERTEC.

On April 17, 2012, in connection with the Conversion, Carib Holdings, Inc. converted from a Puerto Rico corporation to a Puerto Rico limited liability company by the filing of a Certificate of Conversion and a Certificate of Formation with the Department of State of Puerto Rico (the “Holdings Conversion”), which also resulted in its name changing from “Carib Holdings, Inc.” to “Carib Holdings, LLC” (“Carib Holdings”). Immediately prior to the Conversion and the Holdings Conversion, a new holding company, Latam Holdings, was formed to serve as the direct parent company of Carib Holdings, EVERTEC’s direct parent company (the “Reorganization”). In order to effect the Reorganization, each of the stockholders of Holdings prior to the Holdings Conversion, including AP Carib and Popular, contributed all of the shares of common stock of Holdings owned by such stockholder to Latam Holdings in exchange for the same number and class of shares of common stock of Latam Holdings. In connection with the Reorganization, Latam Holdings and its stockholders entered into the Stockholder Agreement, which Stockholder Agreement amends, restates and supersedes the Holdings Stockholder Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Stockholder Agreement, dated as of April 17, 2012, among Carib Latam Holdings, Inc., and each of the holders of Carib Latam Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POPULAR, INC.

By:	/s/ Jorge J. García
Name: Jorge J. García
Title: Senior Vice President and Corporate Comptroller

Dated: April 23, 2012

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